Free Writing Prospectus

Filed on October 23, 2009 Pursuant to Rule 433

Registration No. 333-140931

$13,988,000 Automobile Receivables Backed Notes, Class B Notes

$11,779,000 Automobile Receivables Backed Notes, Class C Notes

AmeriCredit Prime Automobile Receivables Trust 2009-1

Issuing Entity

AFS SenSub Corp.

Depositor

Sponsor and Servicer

The issuing entity will issue -

•	two classes of subordinated Class B Notes and Class C Notes; and

•	four classes of senior Class A Notes.

The Class B Notes and the Class C Notes -

•

are backed by a pledge of assets of the issuing entity. The assets of the issuing entity securing the notes will include a pool of automobile loan contracts secured by new and used automobiles, light duty trucks and vans.

•	receive monthly distributions on the fifteenth day of each month, or, if not a business day, then on the next business day; and

•	currently have no trading market.

Credit enhancement for the Class B Notes and the Class C Notes will consist of -

•	excess cashflow collected on the pool of automobile loan contracts;

•	overcollateralization resulting from the excess of the aggregate principal balance of the automobile loan contracts over the aggregate principal amount of the notes;

•	in the case of the Class B Notes, the subordination of the Class C Notes; and

•	a reserve account that can be used to cover payments of timely interest, parity payments and ultimate principal on the notes.

	Principal Amount	Anticipated S&P/Moody’s Ratings	Final Scheduled Distribution Date
Class B Notes	$13,988,000	AA+/Aa2	July 15, 2015

Class C Notes	$11,779,000	A/A2 or higher	July 17, 2017

Joint Bookrunners

J.P. Morgan	RBS	Wells Fargo Securities

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-669-7629.

Term Sheet dated October 23, 2009.

Summary of Transaction Parties (1)

Flow of Funds[(1)]

Available Funds
To the Servicer, the servicing fee, any supplemental servicing fees, reimbursements for mistaken deposits and other related amounts. To AmeriCredit, amounts paid to the lockbox account but not related to interest, principal or extension fees. To any Successor Servicer, transition fees up to the specified cap
To the Trustee, the Owner Trustee, the Trust Collateral Agent, the Backup Servicer, the Lockbox Bank and the Lockbox Processor for fees and expenses (to the extent not already paid) in each case subject to a maximum specified annual limit
Interest on the Class A Notes
Principal, for parity, on the Class A Notes
Principal, for legal final, on the Class A Notes
Interest on the Class B Notes
Principal, for parity, on the Class A Notes and Class B Notes
Principal, for legal final, on the Class B Notes
Interest on the Class C Notes
Principal, for parity, on the Class A Notes and the Class B Notes, and the Class C Notes
Principal, for legal final, on the Class C Notes
Noteholders' Principal Distributable Amount
Reserve Account up to the required amount
Principal to achieve the specified amount of overcollateralization
Additional fees owed to Owner Trustee, Trustee, Trust Collateral Agent, Backup Servicer, the Lockbox Bank, the Lockbox Processor and any successor servicer in excess of the related cap
Certificateholders

---

(1) This chart provides only a simplified overview of the priority of the monthly distributions. The order in which funds will flow each month as indicated above is applicable for so long as no event of default has occurred. For more detailed information or for information regarding the flow of funds upon the occurrence of an event of default, please refer to this prospectus supplement and the accompanying prospectus for a further description.

Summary

The Issuing Entity

AmeriCredit Prime Automobile Receivables Trust 2009-1, or the issuing entity, is a Delaware statutory trust. The issuing entity will issue the notes and be liable for their payment. The issuing entity’s principal asset will be a pool of automobile loan contracts secured by new and used automobiles, light duty trucks and vans.

The Depositor

AFS SenSub Corp., or the depositor, is a Nevada corporation which is a wholly-owned special-purpose subsidiary of AmeriCredit. The depositor will sell the pool of automobile loan contracts to the issuing entity.

The Sponsor and the Servicer

AmeriCredit Financial Services, Inc., or AmeriCredit or the sponsor or the servicer, is a Delaware corporation. AmeriCredit, either directly or through an originating affiliate of AmeriCredit (including Bay View Acceptance Corporation, or Bay View, and Long Beach Acceptance Corp., or Long Beach) either purchased the automobile loan contracts without recourse from automobile dealers and other third-party lenders or directly originated the automobile loan contracts with consumers. AmeriCredit will sell the automobile loan contracts to the depositor and AmeriCredit will service the automobile loan contracts on behalf of the issuing entity.

The Trustee, Trust Collateral Agent and Backup Servicer

Wells Fargo Bank, National Association, or the trustee or the trust collateral agent or the backup servicer, is a national banking association. The trustee will serve as trustee and trust collateral agent pursuant to the indenture and as trust collateral agent and backup servicer pursuant to the sale and servicing agreement. The backup servicer will receive monthly pool data, confirm certain data on the monthly servicer reports and become successor servicer if

AmeriCredit is terminated as servicer for any reason.

The Owner Trustee

Wilmington Trust Company, or the owner trustee, is a Delaware banking corporation. Wilmington Trust Company serves not in its individual capacity but solely as owner trustee of the issuing entity, pursuant to the trust agreement.

Cutoff Date

October 21, 2009. The issuing entity will receive amounts collected on the automobile loan contracts after this date.

Closing Date

On or about November 10, 2009.

Distribution Dates

For as long as AmeriCredit is the servicer, the distribution date will be the fifteenth day of each month, or if the fifteenth day is not a business day, then the next business day, commencing on December 15, 2009. If AmeriCredit is no longer acting as servicer, the distribution date may be a different day of the month.

The Automobile Loan Contract Pool

The automobile loan contracts consist of motor vehicle retail installment sale contracts originated by dealers or by third-party lenders for assignment to AmeriCredit or an originating affiliate of AmeriCredit and automobile loan contracts originated directly by AmeriCredit or an originating affiliate of AmeriCredit (including Bay View and Long Beach). The automobile loan contracts were originated in accordance with AmeriCredit’s credit policies. The automobile loan contracts are made primarily to borrowers who have credit bureau scores ranging from 600 to 800.

Bay View offered specialized auto finance products including extended term financing and higher loan-to-value advances to consumers with prime credit scores. Long Beach’s lending programs were designed to serve customers who had limited access to traditional automobile financing. The private label program at AmeriCredit historically originated automobile loan contracts with regional and national banking institutions as application pass-through partnerships. In 2008, as a part of AmeriCredit’s reduction in loan origination volume, the private label program, the Bay View platform and the Long Beach platform were discontinued.

AmeriCredit’s Securitization Program

AmeriCredit currently has two securitization programs. The AmeriCredit Prime Automobile Receivables Trust, or APART, program, which primarily includes prime and near-prime automobile loan contracts, and the AmeriCredit Automobile Receivables Trust, or AMCAR, program, which primarily includes subprime automobile loan contracts. The securitization described herein will be the third transaction issued under the APART program.

Payments

The servicer will instruct the trust collateral agent to make the distributions from available funds on each distribution date in the following order of priority (except following the occurrence of certain events of default):

1.	to the servicer, the servicing fee for the related calendar month, any supplemental servicing fees for the month, any reimbursements for mistaken deposits and other related amounts and certain other amounts due on the automobile loan contracts that the servicer is entitled to retain; to AmeriCredit, amounts deposited into the lockbox account but not related to interest, principal or extension fees due on the automobile loan contracts; and to any successor servicer, transition fees not to exceed the specified cap;

2.	to the trustee, the owner trustee, the backup servicer, the trust collateral agent, the lockbox bank and the lockbox processor, any accrued and unpaid fees, expenses and indemnities then due to each of them (to the extent the servicer has not previously paid those fees, expenses and indemnities), in each case subject to a maximum specified annual limit;

3.	to pay interest due on the Class A Notes;

4.	to pay principal to the extent necessary to reduce the Class A Note principal balance to the pool balance;

5.	to pay the remaining principal balance of any Class A Notes on their respective final scheduled distribution dates;

6.	to pay interest due on the Class B Notes;

7.	to pay principal to the extent necessary, after giving effect to any payments made in clause 4 above, to reduce the combined Class A and Class B Note principal balance to the pool balance;

8.	to pay the remaining principal balance of the Class B Notes on their final scheduled distribution date;

9.	to pay interest due on the Class C Notes;

10.	to pay principal to the extent necessary, after giving effect to any payments made in clauses 4 and 7 above, to reduce the combined Class A, Class B and Class C Note principal balance to the pool balance;

11.	to pay the remaining principal balance of the Class C Notes on their final scheduled distribution date;

12.	to pay the Noteholders’ Principal Distributable Amount (as defined below);

13.	to the reserve account, the amount necessary to achieve the specified reserve account amount;

14.	to pay principal to achieve the specified amount of overcollateralization;

15.	to pay each of the trustee, owner trustee, trust collateral agent, backup servicer, the lockbox bank, the lockbox processor and successor servicer any fees and expenses then due to such party that are in excess of the related cap or annual limitation specified in the sale and servicing agreement; and

16.	to pay all remaining amounts to the certificateholder.

•

The classes of notes are “sequential pay” classes. On each distribution date, all amounts allocated to the payment of principal as described in clauses 4, 5, 7, 8, 10, 11, 12 and 14 above will be aggregated and will be paid out in the following order (except following the occurrence of certain events of default):

–	first, the Class A–1 Notes will amortize until they are paid off;

–	once the Class A–1 Notes are paid off, the Class A–2 Notes will begin to amortize, until they are paid off;

–	once the Class A–2 Notes are paid off, the Class A–3 Notes will begin to amortize, until they are paid off;

–	once the Class A–3 Notes are paid off, the Class A-4 Notes will begin to amortize, until they are paid off;

–	once the Class A-4 Notes are paid off, the Class B Notes will begin to amortize, until they are paid off; and

–	once the Class B Notes are paid off, the Class C Notes will begin to amortize, until they are paid off.

•

Because the notes are “sequential pay”, if, due to losses, insufficient liquidation proceeds or otherwise, the trust property proves to be insufficient to repay the principal on the notes in full, it is possible that certain earlier maturing classes of notes will be paid in full and that the losses will be fully borne by the later maturing classes of notes. In that case, losses would be borne in reverse order of payment priority (i.e. beginning with the most junior class then outstanding).

The Noteholders’ Principal Distributable Amount means, for any distribution date, the amount, if any, equal to the sum of (a)

collections received on automobile loan contracts (other than liquidated receivables and purchased automobile loan contracts) that are allocable to principal, including any full and partial principal prepayments, plus (b) the principal balance of all automobile loan contracts (other than purchased automobile loan contracts) that became liquidated receivables during the related calendar month; plus (c) the portion of the purchase amount allocable to principal of all automobile loan contracts that became purchased automobile loan contracts during the related calendar month; plus (d) the aggregate amount of cram down losses during the related calendar month; plus (e) following acceleration of the notes and the liquidation of the issuing entity’s assets, the amount of money or property collected; plus (f) any portion of the Noteholders’ Principal Distributable Amount from the preceding distribution date that remains unpaid; minus (g) amounts in excess of the required overcollateralization level.

Credit Enhancement

Credit enhancement for the notes will consist of excess cashflow, overcollateralization, subordination and a reserve account.

If available funds together with amounts available under any credit enhancement are insufficient to make required payments of principal on the notes, it is possible that certain earlier maturing Class A Notes will be paid in full and that the losses will be fully borne in reverse order of payment priority (i.e. starting with the most junior class then outstanding). In addition, the Class B Notes and the Class C Notes will only receive principal payments after each class of notes senior to that class of notes has been paid in full, exposing those noteholders to possible losses.

Excess Cashflow

It is anticipated that more interest will be paid by the obligors on the automobile loan contracts each month than is necessary to pay the interest earned on the notes each month and the issuing entity’s monthly fees and expenses, resulting in excess cashflow. In any month, excess cashflow, if any, will be available to build and/or maintain the reserve account at its target amount and to make accelerated principal payments on the notes to build and maintain a target level of overcollateralization.

Overcollateralization

The overcollateralization amount represents the amount by which the aggregate principal balance of the automobile loan contracts exceeds the principal balance of the notes. On the closing date, the initial amount of overcollateralization will be approximately 22.75% of the aggregate principal balance of the automobile loan contracts as of the cutoff date.

On each distribution date, excess cashflow will be used as described above to build and maintain a target level of overcollateralization.

Subordination

A class of notes that is lower in priority of payment provides credit support to those classes of notes having higher priority of payment relative to that class. Consequently, to the extent that the trust property does not generate enough cash to satisfy the issuing entity’s obligations, losses will be absorbed as follows:

•	first, by the holders of the Class C Notes, until reduced to zero;

•	second, by the holders of the Class B Notes, until reduced to zero; and

•	third, by the holders of the Class A Notes in reverse order of payment priority (except following the occurrence of certain events of default).

Reserve Account

On the closing date, 1.0% of the pool balance as of the cutoff date will be deposited into the reserve account.

If, on any distribution date, collections on the automobile loan contracts are insufficient to cover the payments of certain fees and expenses of the issuing entity, interest on the notes, principal payments on the notes that are necessary to maintain parity, or principal payments on each class of notes that are necessary to pay off each class of notes on its final scheduled distribution date, amounts on deposit in the reserve account will be withdrawn to cover such shortfalls.

On each distribution date, excess cashflow will be deposited into the reserve account to maintain the amount on deposit at 1.0% of the pool balance as of the cutoff date; provided that the amount on deposit in the reserve account will not exceed the aggregate principal amount of the notes after giving effect to the payments described in clauses (1) through (12) under “— Payments” above.

Redemption

Optional Redemption

On any distribution date on which the aggregate principal balance of the automobile loan contracts declines to 10% or less of the aggregate principal balance of the automobile loan contracts as of the cutoff date, the notes then outstanding may be redeemed in whole, but not in part, if the servicer or the depositor exercises its “clean-up call” option to purchase the automobile loan contract pool. The redemption price paid for the automobile loan contracts by the servicer or the depositor, as the case may be, will equal the unpaid principal amount of the notes of each class then outstanding, plus accrued and unpaid interest.

Federal Income Tax Consequences

For federal income tax purposes:

•

Dewey & LeBoeuf LLP, tax counsel, is of the opinion that the notes will be characterized as indebtedness and the issuing entity will not be characterized as an association or publicly traded partnership taxable as a corporation. By your acceptance of a note, you agree to treat the note as indebtedness.

•	Interest on the notes will be taxable as ordinary income:

o	when received by a holder using the cash method of accounting, and

o	when accrued by a holder using the accrual method of accounting.

Rating of the Notes

The notes are expected to receive at least the following ratings from Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or S&P, and Moody’s Investors Service, Inc., or Moody’s:

Class	Rating
	S&P	Moody’s
A-1	A-1+	Prime-1
A-2	AAA	Aaa
A-3	AAA	Aaa
A-4	AAA	Aaa
B	AA+	Aa2
C	A	A2 or higher

Each rating agency assigned to rate the notes will monitor the ratings using its normal surveillance procedures. Rating agencies may change or withdraw an assigned rating at any time. No party to the transaction documents will be responsible for monitoring any changes to the ratings on the notes.

Composition of Automobile Loan Contracts

The information presented in this Term Sheet is based on the pool of automobile loan contracts as of the cutoff date, which is October 21, 2009.

As of the cutoff date, 72.75% of the automobile loan contracts were originated through the Bay View origination channel, 19.69% were originated through the Long Beach origination channel and 7.56% were originated under AmeriCredit’s private label programs.

The automobile loan contract pool’s composition and distribution by score, original term, APR, its geographic concentration, the wholesale LTV ratio, manufacturer and vehicle segment as of the cutoff date and the automobile loan contract pool’s historical delinquency experience are detailed in the following tables:

Composition of the Automobile Loan Contracts

as of the Cutoff Date

	New	Used	Total

Aggregate Principal Balance(1)	$95,233,146.32	$199,256,588.28	$294,489,734.60

Number of Automobile Loan Contracts	4,968	13,336	18,304

Percent of Aggregate Principal Balance	32.34%	67.66%	100.00%

Average Principal Balance	$19,169.31	$14,941.26	$16,088.82
Range of Principal Balances	($266.62 to $70,514.86)	($272.36 to $85,990.04)	($266.62 to $85,990.04)

Weighted Average APR(1)	9.76%	10.39%	10.19%
Range of APRs	(4.24% to 22.00%)	(4.90% to 22.65%)	(4.24% to 22.65%)

Weighted Average Remaining Term	63 months	57 months	59 months
Range of Remaining Terms	(2 to 81 months)	(2 to 84 months)	(2 to 84 months)

Weighted Average Original Term	86 months	79 months	81 months
Range of Original Terms(2)	(24 to 97 months)	(24 to 97 months)	(24 to 97 months)

(1)	Aggregate Principal Balance includes some portion of accrued interest. As a result, the Weighted Average APR of the automobile loan contracts may not be equivalent to the automobile loan contracts’ aggregate yield on the Aggregate Principal Balance.
(2)	The original term may reflect a period longer than 96 months depending on the due date of the first contractual payment.

Distributions of the Automobile Loan Contracts

as of the Cutoff Date

	Credit Bureau Score(1)	% of Aggregate Principal Balance(2)

	<600	2.44%

	600-639	3.94%

	640-679	6.92%

	680-719	29.85%

	720-759	27.31%

	760-799	20.14%

	800+	9.40%

Weighted Average Score	728

	Original Term(3)	% of Aggregate Principal Balance(2)

	<=60	7.01%

	61-72	32.89%

	73-84	28.92%

	>=85	31.19%

Weighted Average Original Term	81

(1)	A statistically based score (sometimes referred to as FICO score) generated by credit reporting agencies. AmeriCredit utilizes TransUnion, Equifax or Experian credit reports depending on the location of the obligor. Credit Bureau Scores are unavailable for some accounts and those accounts are not included in the Credit Bureau Score table above. Since these accounts are not included in the percentages above, the aggregate Principal Balance of the accounts based on Credit Bureau Score may be less than the total pool.
(2)	Percentages may not add to 100% because of rounding.
(3)	Maximum original term not more than 96 monthly payments.

Distribution of the Automobile Loan Contracts by Wholesale LTV

as of the Cutoff Date

	Wholesale LTV (1) Range (%)	% of Aggregate Principal Balance (2)(3)
	Less than 100	14.40%
	100-109	10.81%
	110-119	14.12%
	120-129	15.41%
	130-139	15.65%
	140-149	12.18%
	150 and greater	17.43%

Weighted Average Wholesale LTV	127%

(1)	Wholesale LTV is calculated using the total amount financed, which may include taxes, title fees and ancillary products over the wholesale auction value of the financed vehicle at the time the vehicle is financed. The vehicle value at origination is determined by using NADA or “Kelly Blue Book Trade-in” prices for used vehicles or dealer invoice/dealer wholesale price for new vehicles.
(2)	Wholesale LTV was not available or could not be calculated on certain loans and these loans are not included in the table above. Since these loans are not included in the Wholesale LTV table, the Aggregate Principal Balance may be less than the total pool.
(3)	Percentages may not add to 100% because of rounding.

Distribution of the Automobile Loan Contracts by APR

as of the Cutoff Date

Distribution by APR	Aggregate Principal Balance(1)	% of Aggregate Principal Balance(2)	Number of Automobile Loan Contracts	% of Total Number of Automobile Loan Contracts(2)
4.000% to 4.999%	$20,123.48	0.01%	13	0.07%
5.000% to 5.999%	358,600.95	0.12%	92	0.50%
6.000% to 6.999%	6,925,180.50	2.35%	588	3.21%
7.000% to 7.999%	27,919,143.59	9.48%	1,854	10.13%
8.000% to 8.999%	60,322,835.33	20.48%	3,490	19.07%
9.000% to 9.999%	70,308,762.89	23.87%	4,057	22.16%
10.000% to 10.999%	50,498,658.92	17.15%	3,000	16.39%
11.000% to 11.999%	32,755,487.78	11.12%	2,084	11.39%
12.000% to 12.999%	19,654,273.82	6.67%	1,346	7.35%
13.000% to 13.999%	10,744,951.27	3.65%	742	4.05%
14.000% to 14.999%	6,128,641.56	2.08%	430	2.35%
15.000% to 15.999%	3,476,462.64	1.18%	242	1.32%
16.000% to 16.999%	2,794,429.77	0.95%	178	0.97%
17.000% to 17.999%	1,323,000.70	0.45%	91	0.50%
18.000% to 18.999%	655,287.92	0.22%	51	0.28%
19.000% to 19.999%	320,272.60	0.11%	25	0.14%
20.000% to 20.999%	126,025.50	0.04%	9	0.05%
21.000% to 21.999%	132,217.76	0.04%	10	0.05%
22.000% to 22.999%	25,377.62	0.01%	2	0.01%

Total	$294,489,734.60	100.00%	18,304	100.00%

(1)	Aggregate Principal Balances include some portion of accrued interest. Indicated APRs represent APRs on principal balance net of such accrued interest.
(2)	Percentages may not add to 100% because of rounding.

Distribution of the Automobile Loan Contracts by Geographic Location

of Obligor as of the Cutoff Date

Geographic Location	Aggregate Principal Balance(1)	% of Aggregate Principal Balance(2)	Number of Automobile Loan Contracts	% of Total Number of Automobile Loan Contracts(2)
Alabama	$ 7,613,224.30	2.59%	427	2.33%
Arizona	12,504,264.05	4.25%	777	4.24%
California	53,750,763.03	18.25%	3,360	18.36%
Colorado	4,559,661.21	1.55%	285	1.56%
Connecticut	1,446,002.16	0.49%	100	0.55%
Florida	28,561,559.03	9.70%	1,804	9.86%
Georgia	8,894,320.05	3.02%	559	3.05%
Hawaii	1,321,673.62	0.45%	72	0.39%
Idaho	2,584,357.50	0.88%	138	0.75%
Illinois	10,271,723.76	3.49%	638	3.49%
Indiana	9,389,032.84	3.19%	593	3.24%
Iowa	1,601,605.49	0.54%	98	0.54%
Kansas	1,178,917.89	0.40%	87	0.48%
Kentucky	6,810,789.94	2.31%	410	2.24%
Maine	1,236,742.55	0.42%	77	0.42%
Maryland	2,337,529.56	0.79%	141	0.77%
Massachusetts	4,433,460.13	1.51%	290	1.58%
Michigan	9,081,799.35	3.08%	619	3.38%
Minnesota	1,366,019.16	0.46%	94	0.51%
Missouri	4,482,088.05	1.52%	297	1.62%
Nevada	6,647,412.81	2.26%	429	2.34%
New Hampshire	1,540,892.36	0.52%	106	0.58%
New Jersey	6,425,292.92	2.18%	404	2.21%
New Mexico	4,401,010.81	1.49%	231	1.26%
New York	5,808,215.41	1.97%	327	1.79%
North Carolina	8,138,495.95	2.76%	530	2.90%
Ohio	12,278,838.89	4.17%	800	4.37%
Oklahoma	3,356,746.26	1.14%	238	1.30%
Oregon	1,658,565.69	0.56%	126	0.69%
Pennsylvania	10,944,134.48	3.72%	687	3.75%
South Carolina	3,190,769.43	1.08%	246	1.34%
Tennessee	11,660,335.61	3.96%	659	3.60%
Texas	28,160,056.44	9.56%	1,631	8.91%
Utah	1,689,810.50	0.57%	91	0.50%
Virginia	3,915,448.75	1.33%	230	1.26%
Washington	3,377,736.86	1.15%	226	1.23%
West Virginia	2,294,373.94	0.78%	149	0.81%
Other (3)	5,576,063.82	1.89%	328	1.79%

Total	$294,489,734.60	100.00%	18,304	100.00%

(1)	Aggregate Principal Balances include some portion of accrued interest.
(2)	Percentages may not add to 100% because of rounding.
(3)	States and Territories with Aggregate Principal Balances less than $1,000,000 each.

Distribution of the Automobile Loan Contracts by Manufacturer

as of the Cutoff Date

Manufacturer	Aggregate Principal Balance(1)	% of Aggregate Principal Balance (2)	Number of Automobile Loan Contracts	% of Total Number of Automobile Loan Contracts (2)
BMW	$ 4,723,282.26	1.60%	245	1.34%
Cadillac	4,302,654.93	1.46%	223	1.22%
Chevrolet	47,092,308.34	15.99%	3,008	16.43%
Chrysler	14,031,501.56	4.76%	829	4.53%
Dodge	30,954,480.68	10.51%	1,852	10.12%
Ford	47,496,919.68	16.13%	3,040	16.61%
GMC	10,132,037.95	3.44%	557	3.04%
Honda	11,338,482.14	3.85%	751	4.10%
Hyundai	8,711,299.54	2.96%	568	3.10%
Jeep	11,648,363.94	3.96%	707	3.86%
Kia	14,436,341.98	4.90%	924	5.05%
Lincoln	2,942,583.61	1.00%	157	0.86%
Mazda	4,080,877.01	1.39%	281	1.54%
Mercedes	5,533,118.24	1.88%	269	1.47%
Mitsubishi	3,921,566.37	1.33%	266	1.45%
Nissan	24,580,500.20	8.35%	1,437	7.85%
Pontiac	5,669,971.71	1.93%	397	2.17%
Suzuki	3,460,405.59	1.18%	211	1.15%
Toyota	12,996,339.57	4.41%	941	5.14%
Other (3)	26,436,699.30	8.98%	1,641	8.97%

Total	$294,489,734.60	100.00%	18,304	100.00%

(1)	Aggregate Principal Balances include some portion of accrued interest.
(2)	Percentages may not add up to 100% because of rounding.
(3)	Aggregate Principal Balance of less than 1% per manufacturer.

Distribution of the Automobile Loan Contracts by Vehicle Segment

as of the Cutoff Date

Vehicle Segment (1)	Aggregate Principal Balance (2)	% of Aggregate Principal Balance (3)	Number of Automobile Loan Contracts	% of Total Number of Automobile Loan Contracts (3)
Full-Size Car	$4,004,927.47	1.36%	229	1.25%
Full-size van/truck	56,689,693.31	19.25%	3,170	17.32%
Full-size SUV	28,305,442.31	9.61%	1,393	7.61%
Mid-size SUV	60,740,689.54	20.63%	3,642	19.90%
Compact van/truck	27,315,747.85	9.28%	1,900	10.38%
Economy/compact car	36,309,586.66	12.33%	2,822	15.42%
Mid-size car	62,208,659.21	21.12%	4,061	22.19%
Sports car	17,109,232.58	5.81%	968	5.29%
Segment Unavailable (4)	1,805,755.67	0.61%	119	0.65%

Total	$294,489,734.60	100.00%	18,304	100.00%

(1)	Categories reflect consolidated categories based on J.D. Power defined segments.
(2)	Aggregate Principal Balances include some portion of accrued interest.
(3)	Percentages may not add up to 100% because of rounding.
(4)	Vehicle segmentation was not available for certain accounts at the time of the pool.

Historical Delinquency Experience of the Automobile Loan Contracts

as of the Cutoff Date

The following tables set forth the historical delinquency experience of the pool of automobile loan contracts. The servicer considers an automobile loan contract delinquent when an obligor fails to make a contractual payment by the due date. The period of delinquency is based on the number of days payments are contractually past due. As of the cutoff date, none of the automobile loan contracts in the pool were more than 30 days delinquent.

Number of Times Ever 31 to 60 Days Delinquent	Aggregate Principal Balance(1)	% of Aggregate Principal Balance(2)	Number of Automobile Loan Contracts	% of Total Number of Automobile Loan Contracts(2)
0	$256,429,384.96	87.08%	15,605	85.25%
1	12,671,376.14	4.30%	793	4.33%
2+	25,388,973.50	8.62%	1,906	10.41%

Total	$294,489,734.60	100.00%	18,304	100.00%

(1)	Aggregate Principal Balances include some portion of accrued interest.
(2)	Percentages may not add to 100% because of rounding.

Number of Times Ever 61 to 90 Days Delinquent	Aggregate Principal Balance(1)	% of Aggregate Principal Balance(2)	Number of Automobile Loan Contracts	% of Total Number of Automobile Loan Contracts(2)
0	$283,434,209.75	96.25%	17,499	95.60%
1	5,267,589.91	1.79%	360	1.97%
2+	5,787,934.94	1.97%	445	2.43%

Total	$294,489,734.60	100.00%	18,304	100.00%

(1)	Aggregate Principal Balances include some portion of accrued interest.
(2)	Percentages may not add to 100% because of rounding.

Number of Times Ever Greater Than 90 Days Delinquent	Aggregate Principal Balance(1)	% of Aggregate Principal Balance(2)	Number of Automobile Loan Contracts	% of Total Number of Automobile Loan Contracts(2)
0	$291,526,962.76	98.99%	18,083	98.79%
1	2,051,483.30	0.70%	147	0.80%
2+	911,288.54	0.31%	74	0.40%

Total	$294,489,734.60	100.00%	18,304	100.00%

(1)	Aggregate Principal Balances include some portion of accrued interest.
(2)	Percentages may not add to 100% because of rounding.

Yield and Prepayment Considerations

Prepayments can be made on any of the automobile loan contracts at any time. If prepayments are received on the automobile loan contracts, their actual weighted average life may be shorter than their weighted average life would be if all payments were made as scheduled and no prepayments were made. Prepayments on the automobile loan contracts may include moneys received from liquidations due to default and proceeds from credit life, credit disability, and casualty insurance policies. Weighted average life means the average amount of time during which any principal is outstanding on an automobile loan contract.

The rate of prepayments on the automobile loan contracts may be influenced by a variety of economic, social, and other factors, including the fact that no obligor under an automobile loan contract may sell or transfer that automobile loan contract without the consent of the servicer. Any risk resulting from faster or slower prepayments of the automobile loan contracts will be borne solely by the noteholders.

The rate of payment of principal of the notes will depend on the rate of payment, and the rate of prepayments, of principal on the automobile loan contracts. It is possible that the final payment on any class of notes could occur significantly earlier than the date on which the final distribution for that class of notes is scheduled to be paid. Any risk resulting from early payment of the notes will be borne solely by the noteholders.

Prepayments on automobile loan contracts can be measured against prepayment standards or models. The model used in this term sheet, the Absolute Prepayment Model, or ABS, assumes a rate of prepayment each month which is related to the original number of automobile loan contracts in a pool of automobile loan contracts. ABS also assumes that all of the automobile loan contracts in a pool are the same size, that all of those automobile loan contracts amortize at the same rate, and that for every month that any individual automobile loan contract is outstanding, payments on that particular automobile loan contract will either be made as scheduled or the automobile loan contract will be prepaid in full. For example, in a pool of automobile loan contracts originally containing 10,000 automobile loan contracts, if a 1% ABS were used, that would mean that 100 automobile loan contracts would prepay in full each month. The percentage of prepayments that is assumed for ABS is not a historical description of prepayment experience on pools of automobile loan contracts or a prediction of the anticipated rate of prepayment on either the pool of automobile loan contracts involved in this transaction or on any pool of automobile loan contracts. It should not be assumed that the actual rate of prepayments on the automobile loan contracts will be in any way related to the percentage of prepayments that are assumed for ABS in this term sheet.

The tables below which are captioned “Percent of Initial Note Principal Balance at Various ABS Percentages” are based on ABS and were prepared using the following assumptions:

•	the trust property includes twelve pools of automobile loan contracts with the characteristics set forth in the following table;

•	all prepayments on the automobile loan contracts each month are made in full at the specified constant percentage of ABS and there are no defaults, losses or repurchases;

•	each scheduled monthly payment on the automobile loan contracts is made on the last day of each month and each month has 30 days;

•

the initial principal amount of the Class A-1 Notes is $58,000,000, the Class A-2 Notes is $67,000,000, the Class A-3 Notes is $48,000,000, the Class A-4 Notes is $28,726,000, the Class B Notes is $13,988,000 and the Class C Notes is $11,779,000;

•	interest accrues on the Class A-1 Notes at 0.58344% per annum on an “actual/360” basis;

•

interest accrues on the Class A-2 Notes at 2.08% per annum, the Class A-3 Notes at 2.87% per annum, the Class A-4 Notes at 3.48% per annum, the Class B Notes at 5.55% per annum and the Class C Notes at 7.51% per annum, all on a “30/360” basis;

•	payments on the notes are made on the fifteenth day of each month commencing in December 2009;

•	the notes are purchased on November 10, 2009;

•

the scheduled monthly payment for each automobile loan contract was calculated on the basis of the characteristics described in the following table and in such a way that each automobile loan contract would amortize in a manner that will be sufficient to repay the Principal Balance of that automobile loan contract by its indicated remaining term to maturity;

•	the first due date for each automobile loan contract is the last day of the month of the next payment date for that automobile loan contract as set forth in the following table;

•	the servicer or the depositor exercises its redemption option to purchase the automobile loan contracts at the earliest opportunity;

•	principal will be paid on each class of the notes on each distribution date as necessary to build and maintain the required overcollateralization; and

•

the servicer receives a monthly servicing fee equal to the product of 1/12 of 1.50% times the aggregate principal balance of the automobile loan contracts and the backup servicer receives a monthly fee equal to 1/12 of 0.035% of the aggregate principal balance of the automobile loan contracts but not less than $3,000; provided that, with respect to the initial payment date, such fees are based on 39 days.

Pool	Aggregate Principal Balance	Assumed Cutoff Date	Next Payment Date	Remaining Term to Maturity (in Months)	Seasoning (in Months)	Gross APR
1	$ 3,002,590.04	10/21/2009	November 2009	7	67	10.010%
2	2,378,373.26	10/21/2009	November 2009	18	51	9.746%
3	4,735,744.64	10/21/2009	November 2009	32	24	10.436%
4	25,584,468.20	10/21/2009	November 2009	44	22	10.393%
5	78,471,500.92	10/21/2009	November 2009	53	20	10.750%
6	109,517,499.89	10/21/2009	November 2009	70	21	9.820%
7	687,432.07	10/21/2009	October 2009	7	67	9.288%
8	782,625.60	10/21/2009	October 2009	19	50	9.742%
9	1,865,675.90	10/21/2009	October 2009	32	23	10.010%
10	9,051,173.82	10/21/2009	October 2009	44	23	10.351%
11	21,698,776.17	10/21/2009	October 2009	53	21	10.477%
12	36,713,874.09	10/21/2009	October 2009	71	20	9.768%

Total	$294,489,734.60

The following tables were created relying on the assumptions listed above. The tables indicate the percentages of the initial principal amount of each class of notes that would be outstanding after each of the listed distribution dates if certain percentages of ABS are assumed. The tables also indicate the corresponding weighted average lives of each class of notes if the same percentages of ABS are assumed.

The assumptions used to construct the tables are hypothetical and have been provided only to give a general sense of how the principal cash flows might behave under various prepayment scenarios. The actual characteristics and performance of the automobile loan contracts will differ from the assumptions used to construct the tables. For example, it is very unlikely that the automobile loan contracts will prepay at a constant level of ABS until maturity or that all of the automobile loan contracts will prepay at the same level of ABS. Moreover, the automobile loan contracts have diverse terms and that fact alone could produce slower or faster principal distributions than indicated in the tables at the various constant percentages of ABS, even if the original and remaining terms to maturity of the automobile loan contracts are as assumed. Any difference between the assumptions used to construct the tables and the actual characteristics and performance of the automobile loan contracts, including actual prepayment experience or losses, will affect the percentages of initial balances outstanding on any given date and the weighted average lives of each class of notes.

The percentages in the tables have been rounded to the nearest whole number. As used in the tables which follow, the weighted average life of a class of notes is determined by:

•	multiplying the amount of each principal payment on a note by the number of years from the date of the issuance of the note to the related distribution date;

•	adding the results; and

•	dividing the sum by the related initial principal amount of the note.

Percent of Initial Note Principal Balance at Various ABS

Percentages

	Class B Notes				Class C Notes
Distribution Date	0.50%	1.00%	1.30%	2.00%	0.50%	1.00%	1.30%	2.00%
Closing Date	100	100	100	100	100	100	100	100
12/15/09	100	100	100	100	100	100	100	100
01/15/10	100	100	100	100	100	100	100	100
02/15/10	100	100	100	100	100	100	100	100
03/15/10	100	100	100	100	100	100	100	100
04/15/10	100	100	100	100	100	100	100	100
05/15/10	100	100	100	100	100	100	100	100
06/15/10	100	100	100	100	100	100	100	100
07/15/10	100	100	100	100	100	100	100	100
08/15/10	100	100	100	100	100	100	100	100
09/15/10	100	100	100	100	100	100	100	100
10/15/10	100	100	100	100	100	100	100	100
11/15/10	100	100	100	100	100	100	100	100
12/15/10	100	100	100	100	100	100	100	100
01/15/11	100	100	100	100	100	100	100	100
02/15/11	100	100	100	100	100	100	100	100
03/15/11	100	100	100	100	100	100	100	100
04/15/11	100	100	100	100	100	100	100	100
05/15/11	100	100	100	100	100	100	100	100
06/15/11	100	100	100	100	100	100	100	100
07/15/11	100	100	100	100	100	100	100	100
08/15/11	100	100	100	100	100	100	100	100
09/15/11	100	100	100	100	100	100	100	100
10/15/11	100	100	100	100	100	100	100	100
11/15/11	100	100	100	92	100	100	100	100
12/15/11	100	100	100	0	100	100	100	0
01/15/12	100	100	100	0	100	100	100	0
02/15/12	100	100	100	0	100	100	100	0
03/15/12	100	100	100	0	100	100	100	0
04/15/12	100	100	100	0	100	100	100	0
05/15/12	100	100	100	0	100	100	100	0
06/15/12	100	100	100	0	100	100	100	0
07/15/12	100	100	100	0	100	100	100	0
08/15/12	100	100	100	0	100	100	100	0
09/15/12	100	100	100	0	100	100	100	0
10/15/12	100	100	100	0	100	100	100	0
11/15/12	100	100	100	0	100	100	100	0
12/15/12	100	100	100	0	100	100	100	0
01/15/13	100	100	100	0	100	100	100	0
02/15/13	100	100	100	0	100	100	100	0
03/15/13	100	100	84	0	100	100	100	0
04/15/13	100	100	0	0	100	100	0	0
05/15/13	100	100	0	0	100	100	0	0
06/15/13	100	100	0	0	100	100	0	0
07/15/13	100	100	0	0	100	100	0	0
08/15/13	100	100	0	0	100	100	0	0
09/15/13	100	91	0	0	100	100	0	0
10/15/13	100	0	0	0	100	0	0	0
11/15/13	100	0	0	0	100	0	0	0
12/15/13	100	0	0	0	100	0	0	0
01/15/14	100	0	0	0	100	0	0	0
02/15/14	100	0	0	0	100	0	0	0
03/15/14	100	0	0	0	100	0	0	0
04/15/14	87	0	0	0	100	0	0	0
05/15/14	0	0	0	0	0	0	0	0

Weighted Average Life to Call (Years)	4.50	3.92	3.42	2.09	4.51	3.93	3.43	2.10
Weighted Average Life to Maturity (Years)	4.80	4.15	3.57	2.16	5.44	4.83	4.08	2.35

Delinquency and Loan Loss Information for AmeriCredit’s Managed Portfolio

The following tables provide information relating to AmeriCredit’s delinquency and loan loss experience for each period indicated with respect to all automobile loan contracts it has originated or purchased and serviced, which primarily includes sub-prime automobile loan contracts. This information includes the experience with respect to all automobile loan contracts in AmeriCredit’s portfolio of automobile loan contracts serviced during each listed period, including automobile loan contracts which do not meet the criteria for inclusion in, or were otherwise excluded from, this securitization.

AmeriCredit’s net charge-offs as an annualized percentage of average managed automobile loan contracts outstanding may vary from period to period based upon the average age or seasoning of the portfolio and economic factors. Delinquency percentages, as reflected in the following delinquency experience table, are subject to periodic fluctuation based on average age or seasoning of the portfolio, seasonality within the calendar year and economic factors. Due to the majority of AmeriCredit’s portfolio consisting of sub-prime automobile loan contracts, a relatively high percentage of accounts become delinquent at some point in the life of the automobile loan contract. Furthermore, a relatively high rate of account movement occurs between current and delinquent status in the portfolio.

AmeriCredit’s policy is to charge-off an account in the month in which the account becomes 120 days contractually delinquent if it has not repossessed the related vehicle. AmeriCredit charges off accounts in repossession when the automobile is repossessed and is legally available for disposition. A charge-off generally represents the difference between the estimated net sales proceeds and the amount of the delinquent automobile loan contract, including accrued interest.

During periods of economic slowdown or recession, delinquencies, defaults, repossessions and losses generally increase. These periods also may be accompanied by increased unemployment rates, decreased consumer demand for automobiles and declining values of automobiles securing outstanding automobile loan contracts, which weakens collateral coverage and increases the amount of a loss in the event of default. Significant increases in the inventory of used automobiles during periods of economic recession may also depress the prices at which repossessed automobiles may be sold or delay the timing of these sales. Additionally, higher gasoline prices, unstable real estate values, reset of adjustable rate mortgages to higher interest rates, increasing unemployment levels, general availability of consumer credit or other factors that impact consumer confidence or disposable income could increase loss frequency and decrease consumer demand for automobiles as well as weaken collateral values on certain types of vehicles. Because AmeriCredit focuses predominately on sub-prime borrowers, the actual rates of delinquencies, defaults, repossessions and losses on these automobile loan contracts are higher than those experienced in the general automobile finance industry and could be dramatically affected by a general economic downturn.

We cannot assure you that the levels of delinquency and loss experience reflected in the following tables are indicative of the performance of the automobile loan contracts included in the issuing entity.

Delinquency Experience

Bankrupt accounts which have not yet been charged off are included as delinquent accounts in the table below. All dollar amounts are in thousands of dollars.

	At September 30,		At June 30,
	2009(1) (2)	2008(1) (2)	2009(1) (2)	2008(1) (2)	2007(1) (2)	2006(1)	2005
Portfolio at end of period(3)	$10,021,033	$14,062,845	$10,927,969	$14,981,412	$15,946,549	$12,196,702	$11,002,909
Period of Delinquency(4)
31-60 days(5)	$ 763,797	$ 1,047,718	$ 753,086	$ 898,874	$ 755,598	$ 626,547	$ 575,662
61-90 days	214,964	308,420	224,394	263,122	210,959	173,756	159,000
91 days or more	167,200	196,613	158,851	171,402	120,763	78,182	82,292

Total Delinquencies	$ 1,145,961	$ 1,552,751	$ 1,136,331	$ 1,333,398	$ 1,087,320	$ 878,485	$ 816,954
Repossessed Assets	64,876	74,325	49,280	46,763	46,081	41,566	38,581

Total Delinquencies and Repossessed Assets	$ 1,210,837	$ 1,627,076	$ 1,185,611	$ 1,380,161	$ 1,133,401	$ 920,051	$ 855,535

Total Delinquencies as a Percentage of the Portfolio	11.4%	11.0%	10.4%	8.9%	6.8%	7.2%	7.4%
Total Repossessed Assets as a Percentage of the Portfolio	0.7%	0.5%	0.5%	0.3%	0.3%	0.3%	0.4%

Total Delinquencies and Repossessed Assets as a Percentage of the Portfolio	12.1%	11.5%	10.9%	9.2%	7.1%	7.5%	7.8%

(1)	Beginning with the fiscal year ended June 30, 2006, results include automobile loan contracts from the May 1, 2006 acquisition of Bay View Acceptance Corporation as well as Bay View Acceptance Corporation automobile loan contracts originated subsequent to the acquisition date.
(2)	Beginning at March 31, 2007, results include automobile loan contracts from the January 1, 2007 acquisition of Long Beach Acceptance Corp. as well as Long Beach Acceptance Corp. automobile loan contracts originated subsequent to the acquisition date.
(3)	All amounts and percentages are based on the Principal Balances of the automobile loan contracts. Principal Balances include some portion of accrued interest.
(4)	AmeriCredit considers an automobile loan contract delinquent when an obligor fails to make a contractual payment by the due date. The period of delinquency is based on the number of days payments are contractually past due.
(5)	Amounts shown do not include automobile loan contracts which are less than 31 days delinquent.

Loan Loss Experience

(dollars in thousands)

	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2009(1)(2)	2008(1)(2)	2009(1)(2)	2008(1)(2)	2007(1)(2)	2006(1)	2005
Period-End Principal Outstanding(3)	$10,021,033	$14,062,845	$10,927,969	$14,981,412	$15,946,549	$12,196,702	$11,002,909
Average Month-End Amount Outstanding During the Period(3)	$10,482,453	$14,544,922	$13,001,773	$16,066,236	$13,727,217	$11,216,530	$11,240,456
Net Charge-Offs(4)	$222,633	$265,859	$ 1,032,854	$ 1,000,084	$ 643,059	$ 578,629	$ 646,151
Net Charge-Offs as a Percentage of Period-End Principal Outstanding(5)	8.8%	7.5%	9.5%	6.7%	4.0%	4.7%	5.9%
Net Charge-Offs as a Percent of Average Month-End Amount Outstanding(5)	8.4%	7.3%	7.9%	6.2%	4.7%	5.2%	5.7%

(1)	Beginning with the fiscal year ended June 30, 2006, results include automobile loan contracts from the May 1, 2006 acquisition of Bay View Acceptance Corporation as well as Bay View Acceptance Corporation automobile loan contracts originated subsequent to the acquisition date.
(2)	Beginning at March 31, 2007, results include automobile loan contracts from the January 1, 2007 acquisition of Long Beach Acceptance Corp. as well as Long Beach Acceptance Corp. automobile loan contracts originated subsequent to the acquisition date.
(3)	All amounts and percentages are based on the Principal Balances of the automobile loan contracts. Principal Balances include some portion of accrued interest.
(4)	Net Charge-Offs equal Gross Charge-Offs minus Recoveries. Gross Charge-Offs do not include unearned finance charges and other fees. Recoveries include repossession proceeds received from the sale of repossessed Financed Vehicles net of repossession expenses, refunds of unearned premiums from credit life and credit accident and health insurance and extended service contract costs obtained and financed in connection with the vehicle financing and recoveries from obligors on deficiency balances.
(5)	Results for the three months ended September 30, 2009 and September 30, 2008 are annualized.